Exhibit 3.1.2
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
TELEFLEX INCORPORATED

Teleflex Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    The name of the Corporation is Teleflex Incorporated. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 25, 1943.

2.    At a meeting of the Board of Directors of the Corporation duly held on March 16, 1987, the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the Corporation’s stockholders at the annual meeting thereof to be held on April 24, 1987.

3.    Thereafter, on April 24, 1987, pursuant to resolutions adopted by its Board of Directors and upon notice to the stockholders in accordance with Section 222 of the General Corporation Law of the State of Delaware, the annual meeting of stockholders of the Corporation was duly called and held at which meeting the necessary number of shares as required by the General Corporation Law were voted in favor of the amendment to add a new Article Thirteenth to the Corporation’s Certificate of Incorporation as proposed by the Board of Directors, as follows:

THIRTEENTH: Except to the extent otherwise provided by the General Corporation Law of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

4.    Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Lennox K. Black, its Chairman, and attested by John F. Schoenfelder, its Secretary, as of this 24th day of April, 1987.

By:    /s/ Lennox K. Black
Chairman

[Corporate Seal]

By:    /s/ John F. Schoenfelder
Secretary

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